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                                                                    EXHIBIT 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES

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                            Three months ended
                                 March 31,                                   Years Ended December 31,
                          --------------------       ------------------------------------------------------------------------
                           2001         2000           2000            1999            1998            1997             1996
                          ------       -------       -------         -------         -------         -------          -------
Earnings as defined:
 Profit before tax        51,958       85,111        202,117         188,650         136,509         115,030           65,873
  as reported
 Interest expense          5,713        5,285         22,924          25,968          34,450          38,312           39,625
 Rent expense                297          241          1,033           1,067           1,200           1,108            1,166
Total earnings            57,968       90,637        226,074         215,685         172,159         154,450          106,664

Fixed charges as
 defined:
 Interest expense          5,713        5,285         22,924          25,968          34,450          38,312           39,625
 Rental expense              297          241          1,033           1,067           1,200           1,108            1,166
Total fixed charges        6,010        5,526         23,957          27,035          35,650          39,420           40,791

Ratio of earnings
 to fixed charges           9.65        16.40           9.44            7.98            4.83            3.92             2.61
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